As filed with the Securities and Exchange Commission on December 21, 2011

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apache Corporation

(Exact name of registrant as specified in its charter)

Delaware	No. 41-0747868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 Post Oak Boulevard, Suite 100 Houston, Texas	77056-4400
(Address of principal executive offices)	(Zip Code)

APACHE CORPORATION

NON-QUALIFIED RESTORATIVE RETIREMENT SAVINGS PLAN

(Full title of the Plan)

P. Anthony Lannie

Executive Vice President and General Counsel

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Name and address of agent for service)

(713) 296-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Deferred Compensation Obligations (2)	$35,000,000	N/A	$35,000,000	$4,011

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	The deferred compensation obligations are unsecured obligations of Apache Corporation to pay deferred compensation in the future in accordance with the terms of the Apache Corporation Non-Qualified Restorative Retirement Savings Plan.
(3)	The proposed maximum aggregate offering price for the deferred compensation obligations was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

INTRODUCTION

This registration statement on Form S-8 is being filed by the registrant, Apache Corporation (“Apache” or the “Registrant”), for the purpose of registering certain deferred compensation obligations (the “Deferred Compensation Obligations”), which are unsecured obligations of Apache to pay deferred compensation in the future in accordance with the terms of the Apache Corporation Non-Qualified Restorative Retirement Savings Plan. Apache is including the Deferred Compensation Obligations in this registration statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act of 1933, as amended (the “Securities Act”). The inclusion of the Deferred Compensation Obligations in this registration statement is not an admission by Apache that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents incorporated by reference in Part II, Item 3 of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus being delivered to plan participants pursuant to Part I, Item 1 of Form S-8, shall be available to employees and plan participant’s upon request. The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees participating in the Apache Corporation Non-Qualified Restorative Retirement Savings Plan as specified by Rule 428(b)(1) under the Securities Act. Apache shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, Apache shall furnish to employees and plan participants and the Commission or its staff a copy of any or all of the documents included in the file. Copies of the documents incorporated by reference in Part II, Item 3 of this registration statement and specified in Part I of Form S-8, may be obtained, without charge, by written or oral request to our Corporate Secretary, at our principal executive office, which is:

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(713) 296-6000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Apache with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-04300, are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-K, as amended by Amendment No. 1 thereto on Form 10-K/A, for the year ended December 31, 2010, filed with the Commission on February 28, 2011 and April 7, 2011, respectively.

(2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, filed with the Commission on May 9, 2011, August 8, 2011, and November 8, 2011, respectively.

(3)	Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on January 13, 2011, February 14, 2011, February 25, 2011, March 8, 2011, April 15, 2011, May 9, 2011, May 11, 2011, July 27, 2011, August 18, 2011, September 8, 2011, September 23, 2011, September 27, 2011, September 28, 2011, and November 4, 2011.

(4)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Apache Corporation Non-Qualified Restorative Retirement Savings Plan (the “Plan”) is a non-qualified plan established by Apache to provide eligible employees with deferred retirement benefits and is filed as Exhibit 4.7 hereto. The following summary is qualified in its entirety by reference to the Plan.

Apache will provide eligible employees of Apache with the opportunity to elect to defer on a pretax basis: (1) from 8% up to 50% of eligible compensation other than bonuses (“Eligible Compensation”) in 1% increments and (2) from 8% up to 75% of eligible bonus (“Eligible Bonus”) (to the extent it is payable in cash) for the year in 1% increments. The Plan is expected to become effective on January 1, 2012. Subject to certain conditions, in general, Apache may make discretionary matching contributions that match a participating employee’s contributions to the Plan once a participating employee’s contributions to the Apache 401(k) Savings Plan reach the IRS contribution limit in a given year, up to the first 8% of eligible compensation. Additionally, Apache will also contribute to the Plan of an eligible employee if the employer’s contribution under the Money Purchase Retirement Plan is reduced to comply with IRS contribution limits, up to 6% of the amount by which the employer’s contribution is reduced. A participating employee’s own contributions are immediately “vested” in the Plan, as well as earnings on those contributions. A participating employee will “vest” in employer contributions according to a schedule, with employer contributions and any associated earnings vesting fully upon five or more years of service with Apache, in addition to other vesting scenarios.

The Apache Corporation Retirement Plan Advisory Committee (the “Committee”) reserves the right to amend or terminate the Plan at any time.

The amount of compensation to be deferred by each participating employee (the “Account”) will be determined in accordance with the Plan based on elections by the participating employee, with a maximum deferral of up to 50% of Eligible Compensation and up to 75% of Eligible Bonus. Each Account and any vested employer contributions by Apache generally will be payable upon such participating employee’s termination of employment or death, unless deferred by the participating employee. Amounts in the Account will be credited with investment earnings or losses as if the participating employee’s account was invested in one or more alternatives, to be selected by the Committee. From time to time as determined by the Committee, a participating employee may determine the portion of his Account that is to be deemed invested in each alternative. Each Account is generally payable in cash, following a six month waiting period after termination of employment, in the form of a lump-sum distribution or in installments, at the election of the participating employee.

The Deferred Compensation Obligations, including the employer contributions, will be unsecured general obligations of Apache to pay the compensation deferred in accordance with the terms of the Plan, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of Apache from time to time outstanding. Apache has established a trust whose assets can be used to pay Deferred Compensation Obligations, but there is no requirement that this trust remains funded with enough assets to pay all benefits. If Apache becomes insolvent or is in bankruptcy proceedings, Apache’s general creditors will have access to the funds in the trust, and participating employees will be considered general creditors with respect to Plan benefits.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Apache’s Restated Certificate of Incorporation and Bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, Apache’s directors shall not be personally liable for monetary damages. Apache’s Bylaws provide that Apache shall indemnify its officers, directors, employees and agents.

Section 145 of the Delaware General Corporation Law (the “DGCL”) , inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against specified liabilities for actions taken in their capacities as officers and directors, including liabilities under the Securities Act of 1933.

Article VII of Apache’s Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, Article Seventeen of Apache’s Restated Certificate of Incorporation eliminates in specified circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to Apache or its stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DDGCL; and

•	for transactions from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Registrant, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for year ended December 31, 2009, SEC File No. 001-4300).

4.2	Certificate of Designations of the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).

4.3	Bylaws of Registrant, as amended July 21, 2011 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed July 27, 2011, SEC File No. 001-4300).

4.4	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-4300).

4.5	Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Registrant’s common shareholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache’s Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 001-4300).

4.6	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, Commission File No. 001-4300).

*4.7	Apache Corporation Non-Qualified Restorative Retirement Savings Plan.

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on December 21, 2011.

APACHE CORPORATION

By:	/s/ G. Steven Farris
G. Steven Farris,
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Apache Corporation do hereby constitute and appoint G. Steven Farris, Roger B. Plank, P. Anthony Lannie, and Thomas P. Chambers, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. Steven Farris G. Steven Farris	Director; Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 21, 2011

/s/ Thomas P. Chambers Thomas P. Chambers	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2011

/s/ Rebecca A. Hoyt Rebecca A. Hoyt	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	December 21, 2011

Signature	Title	Date

/s/ Frederick M. Bohen Frederick M. Bohen	Director	December 21, 2011

/s/ Randolph M. Ferlic Randolph M. Ferlic	Director	December 21, 2011

Eugene C. Fiedorek	Director

/s/ A. D. Frazier, Jr. A. D. Frazier, Jr.	Director	December 21, 2011

/s/ Patricia Albjerg Graham Patricia Albjerg Graham	Director	December 21, 2011

/s/ Scott D. Josey Scott D. Josey	Director	December 21, 2011

/s/ Chansoo Joung Chansoo Joung	Director	December 21, 2011

/s/ John A. Kocur John A. Kocur	Director	December 21, 2011

/s/ George D. Lawrence George D. Lawrence	Director	December 21, 2011

/s/ William C. Montgomery William C. Montgomery	Director	December 21, 2011

/s/ Rodman D. Patton Rodman D. Patton	Director	December 21, 2011

/s/ Charles J. Pitman Charles J. Pitman	Director	December 21, 2011

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Registrant, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for year ended December 31, 2009, SEC File No. 001-4300).

4.2	Certificate of Designations of the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).

4.3	Bylaws of Registrant, as amended July 21, 2011 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed July 27, 2011, SEC File No. 001-4300).

4.4	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-4300).

4.5	Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Registrant’s common shareholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache’s Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 001-4300).

4.6	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, Commission File No. 001-4300).

*4.7	Apache Corporation Non-Qualified Restorative Retirement Savings Plan.

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*	Filed herewith